Exhibit 99.1

Cable One Reports Third Quarter 2020 Results

November 5, 2020 – PHOENIX – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable One”) today reported financial and operating results for the quarter ended September 30, 2020.

Cable One completed the acquisitions of Fidelity Communications Co.’s data, video and voice business and certain related assets (collectively, “Fidelity”) on October 1, 2019 and Valu-Net LLC (“Valu-Net”) on July 1, 2020 (Valu-Net and Fidelity, collectively, the “acquired operations”). The results for the three months ended September 30, 2020 discussed below and presented in the tables within this press release, including any discussion of consolidated results or performance, include the acquired operations, while the results for the comparable prior year period do not.

Third Quarter 2020 Highlights:

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Total revenues were $339.0 million in the third quarter of 2020 compared to $285.0 million in the third quarter of 2019, an increase of 18.9%. Residential data revenues increased 29.9% and business services revenues increased 17.3% year-over-year.

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Net income was $66.3 million in the third quarter of 2020, an increase of 33.0% year-over-year. Adjusted EBITDA(1) was $174.4 million, an increase of 24.6% year-over-year. Net profit margin was 19.6% and Adjusted EBITDA margin(1) was 51.4%.

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Net cash provided by operating activities was $126.8 million in the third quarter of 2020, an increase of 3.3% year-over-year. Adjusted EBITDA less capital expenditures(1) was $99.8 million in the third quarter of 2020 compared to $74.1 million in the third quarter of 2019.

●

Residential data primary service units (“PSUs”) grew by over 165,000, or 26.7%, year-over-year and by more than 26,000, or 3.5%, sequentially, which included approximately 5,000 residential data PSUs from the Valu-Net acquisition. Business services PSUs grew by more than 16,000, or 14.2%, year-over-year and by more than 2,000, or 1.8%, sequentially.

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On July 1, 2020, the Company acquired Valu-Net, an all-fiber internet service provider headquartered in Kansas for $38.9 million in cash. On July 10, 2020, the Company also acquired a minority equity interest in Wisper ISP, LLC, a wireless internet service provider, for total consideration of $25.3 million.

●

On September 28, 2020, the Company entered into a definitive agreement to acquire a 45% equity interest in Mega Broadband Investments Holdings LLC (“MBI”), a data, video and voice services provider, for approximately $574 million in cash, subject to adjustment for transaction expenses (the “MBI Investment”). The MBI Investment is expected to close during the fourth quarter of 2020.

●

As part of its ongoing efforts to help ease the financial burden and provide continued connectivity for its customers and communities impacted by the COVID-19 pandemic, the Company has extended through the end of the year multiple relief measures it set in place in the first quarter of 2020 as part of the Federal Communications Commission’s Keep Americans Connected Pledge. This includes the Company providing nearly 140 free public Wi-Fi hotspots that remain available across its footprint and continuing to offer its 15 Megabit per second residential data plan for $10 per month for the first three months of service, which is designed to help low-income families as well as those most impacted from coronavirus challenges. To further assist low-income families and students who are remote learning from home, the Company recently agreed to participate in ACA Connects’ and EducationSuperHighway’s “K-12 Bridge to Broadband” initiative, which helps school districts and states provide internet access for students in low-income households. As previously announced, effective July 1, 2020, the Company also revised a majority of its residential data plans to provide 50 to 300 Gigabits of additional data based on the plan.

Other Highlights:

●	On October 1, 2020, the Company contributed its Anniston, Alabama system in exchange for a less than 20% equity interest in Hargray Communications.

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On October 26, 2020, the Company priced an offering of $650.0 million of 4.0% senior notes due 2030 (the “Notes Offering”). The Notes Offering is expected to close on November 9, 2020, subject to customary closing conditions.

●

On October 30, 2020, the Company amended and restated its credit agreement to, among other things, (i) upsize its term “B-3” loan tranche (the “Term Loan B-3”) by $300.0 million (the “B-3 Upsize”) and extend the scheduled maturity of each of its term “B-2” loan tranche (the “Term Loan B-2”) and the Term Loan B-3 to October 30, 2027; and (ii) increase the aggregate principal amount of commitments under its revolving credit facility (the “Revolving Credit Facility”) by $150.0 million to $500.0 million and extend the scheduled maturity of each of its Revolving Credit Facility and term “A-2” loan tranche (“Term Loan A-2”) to October 30, 2025. The Company used the net proceeds from the B-3 Upsize, together with cash on hand, to repay all $483.8 million aggregate principal amount of its outstanding term “B-1” loan tranche (the “Term Loan B-1”).

(1) Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

Third Quarter 2020 Financial Results Compared to Third Quarter 2019

Revenues increased $54.0 million, or 18.9%, to $339.0 million for the third quarter of 2020, including $37.1 million from the acquired operations. The remaining increase was driven primarily by organic residential data and business services revenue growth, partially offset by decreases in organic residential video, residential voice and other revenues. For the third quarter of 2020 and 2019, residential data revenues comprised 51.5% and 47.1% of total revenues and business services revenues comprised 17.5% and 17.8% of total revenues, respectively. Certain actions taken by the Company in response to the COVID-19 pandemic, which have generally concluded and included waiving late charges, suspending collection activities (which reduced reconnect fees) and temporarily discontinuing charging data overage fees, negatively impacted consolidated revenues by $3.5 million in the third quarter of 2020. This negative impact on consolidated revenues, of which $1.9 million was associated with other revenues, was more than offset in the third quarter of 2020 by a larger-than-usual gain in residential data customers during the second and third quarters of 2020 and the associated increase in residential data revenues related to the COVID-19 pandemic.

Operating expenses (excluding depreciation and amortization) were $107.3 million in the third quarter of 2020 compared to $94.9 million in the third quarter of 2019. Operating expenses as a percentage of revenues were 31.7% for the third quarter of 2020 compared to 33.3% for the year-ago quarter. The increase in operating expenses was primarily attributable to $12.2 million of additional expenses related to the acquired operations, a $2.1 million increase in labor costs and a $1.4 million increase in repairs and maintenance costs, partially offset by a $3.3 million decrease in programming expenses. On a consolidated basis, operating expenses for the third quarter of 2020 reflect $4.0 million of increased labor costs and other operating expenses as a result of the COVID-19 pandemic.

Selling, general and administrative expenses were $62.6 million for the third quarter of 2020 and increased $3.7 million, or 6.3%, compared to the third quarter of 2019. Selling, general and administrative expenses as a percentage of revenues were 18.5% and 20.7% for the third quarter of 2020 and 2019, respectively. The increase in selling, general and administrative expenses was primarily attributable to $7.2 million of additional expenses related to the acquired operations and a $3.1 million increase in labor and other compensation-related costs, partially offset by decreases of $2.9 million in bad debt expense and $2.7 million in rebranding costs. On a consolidated basis, selling, general and administrative expenses for the third quarter of 2020 reflect $4.1 million in reduced expenses primarily attributable to lower bad debt expense, as collections of receivables during the quarter were better than originally estimated, and lower travel costs resulting from the COVID-19 pandemic.

Depreciation and amortization expense was $71.4 million for the third quarter of 2020, including $12.5 million attributable to the acquired operations, and increased $22.7 million, or 46.5%, compared to the third quarter of 2019. The remaining increase was due primarily to new assets placed in service since the third quarter of 2019, partially offset by assets that became fully depreciated since the third quarter of 2019. As a percentage of revenues, depreciation and amortization expense was 21.1% for the third quarter of 2020 compared to 17.1% for the third quarter of 2019.

Interest expense increased $1.5 million, or 9.2%, to $17.6 million, driven primarily by additional outstanding debt and higher interest rate swap settlement expense, partially offset by lower interest rates.

Other income of $3.2 million and $1.6 million for the third quarter of 2020 and 2019, respectively, consisted of interest and investment income.

Income tax provision was $15.5 million in the third quarter of 2020 compared to $15.8 million in the prior year quarter. The effective tax rate was 19.0% and 24.1% for the third quarter of 2020 and 2019, respectively. The decrease in the effective tax rate was due primarily to a $3.2 million increase in income tax benefits attributable to the net operating loss carryback provision of the Coronavirus Aid, Relief, and Economic Security Act enacted in response to the COVID-19 pandemic.

Net income was $66.3 million in the third quarter of 2020 compared to $49.8 million in the prior year quarter.

Adjusted EBITDA was $174.4 million and $140.0 million for the third quarter of 2020 and 2019, respectively, an increase of 24.6%. Capital expenditures for the third quarter of 2020 totaled $74.6 million, including capital expenditures for acquired operations, compared to $65.8 million for the third quarter of 2019. Adjusted EBITDA less capital expenditures for the third quarter of 2020 was $99.8 million compared to $74.1 million in the prior year quarter.

COVID-19 Impacts

The COVID-19 pandemic and the Company’s associated responses negatively impacted Adjusted EBITDA by $3.3 million during the three months ended September 30, 2020. The negative impacts were driven primarily by a decrease in revenues from the now-concluded suspensions of data overage fees, late charges and reconnect fees, although these items continued to have an adverse effect throughout the third quarter, and diminished growth in business services revenues, coupled with higher labor costs and other operating expenses. These negative Adjusted EBITDA impacts were more than offset by a greater-than-usual gain in residential data customers during the second and third quarters of 2020 and the associated increase in residential data revenues as well as lower travel costs. For the three months ended September 30, 2020, we also recorded sequentially lower bad debt expense, as collections of receivables were better than originally estimated.

The Company expects the negative impacts associated with the actions it took in response to the pandemic to largely dissipate during the fourth quarter of 2020, due primarily to the resumption of billing late charges, reconnect fees and data overage fees for a full quarter as well as the normalization of labor costs. In addition, the increase in residential data revenues associated with the significant number of residential data customers acquired during the COVID-19 pandemic is anticipated to continue during the fourth quarter of 2020. However, the Company continues to face various uncertainties related to the impact of the COVID-19 pandemic on the overall economy and the Company’s business, including whether it is able to sustain continued customer growth, its level of bad debt expense and if some of the expense reductions realized during the third quarter of 2020 will continue or if those expenses will return to more normal levels given the fluid situation regarding pandemic-related restrictions across the country.

The Company continues to monitor the evolving situation caused by the COVID-19 pandemic, and it may take further actions required by governmental authorities or that it determines are prudent to support the well-being of its associates, customers, suppliers, business partners and others. The degree to which the COVID-19 pandemic impacts the Company’s operations, business, financial results and financial condition will depend on future developments, which are highly uncertain, continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, potential legislative or regulatory efforts to impose new requirements on the Company’s data services and how quickly and to what extent normal economic and operating conditions can resume.

Accordingly, the Company’s results and financial condition discussed herein may not be indicative of its future results and trends. Refer to the section entitled “Risks Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2020 (the “Third Quarter 2020 Form 10-Q”) for additional risks the Company faces due to the COVID-19 pandemic.

Liquidity and Capital Resources

At September 30, 2020, the Company had $625.3 million of cash and cash equivalents on hand compared to $125.3 million at December 31, 2019. The Company’s debt balance was $1.7 billion and $1.8 billion at September 30, 2020 and December 31, 2019, respectively. The Company had $320.4 million available for borrowing under its revolving credit facility as of September 30, 2020.

The Company paid $15.1 million in dividends to stockholders during the third quarter of 2020.

On October 26, 2020, the Company priced the Notes Offering. The Notes Offering is expected to close on November 9, 2020, subject to customary closing conditions. The Company expects to use the net proceeds from the Notes Offering for general corporate purposes, which may include acquisitions and strategic investments, including the MBI Investment.

On October 30, 2020, the Company amended and restated its credit agreement (the “Third Restatement Agreement”) to (i) upsize the Term Loan B-3 by $300.0 million and extend the scheduled maturity of both the Term Loan B-2 and the Term Loan B-3 to October 30, 2027, (ii) increase the aggregate principal amount of commitments under the Revolving Credit Facility by $150.0 million to $500.0 million and extend the scheduled maturity of both the Revolving Credit Facility and the Term Loan A-2 to October 30, 2025 and (iii) reset the amortization schedule of the Term Loan A-2 so that the Term Loan A-2 will amortize in equal quarterly installments following the date of the amendment and restatement at a rate (expressed as a percentage of the outstanding principal amount on October 30, 2020) of 2.5% per annum for each of the first two years, 5.0% per annum for the third year, 7.5% per annum for the fourth year and 12.5% per annum for the fifth year (in each case subject to customary adjustments in the event of any prepayment), with the balance due upon maturity. Except as described above, the Third Restatement Agreement did not make any material changes to the terms of the Term Loan A-2, the Term Loan B-2, the Term Loan B-3 or the Revolving Credit Facility. The Company used the net proceeds from the B-3 Upsize, together with cash on hand, to repay all $483.8 million aggregate principal amount of its outstanding Term Loan B-1.

Conference Call

Cable One will host a conference call with the financial community to discuss results for the third quarter of 2020 on Thursday, November 5, 2020, at 5 p.m. Eastern Time (ET).

The conference call will be available via a live audio webcast on the Cable One Investor Relations website at ir.cableone.net or by dialing 1-844-378-6483 (Canada: 1-855-669-9657 or International: 1-412-542-4178). Participants should register for the webcast or dial in for the conference call shortly before 5 p.m. ET.

A replay of the call will be available from November 5, 2020 until November 19, 2020 at ir.cableone.net.

Additional Information Available on Website

The information in this press release should be read in conjunction with the condensed consolidated financial statements and notes thereto contained in the Third Quarter 2020 Form 10-Q, which will be posted on the “SEC Filings” section of the Cable One Investor Relations website at ir.cableone.net when it is filed with the Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable One should consult the Company’s website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin, net cash provided by operating activities or capital expenditures as a percentage of net income reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and capital expenditures as a percentage of Adjusted EBITDA is reconciled to capital expenditures as a percentage of net income. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. These reconciliations are included in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset sales and disposals, system conversion costs, rebranding costs, other (income) expense and other unusual expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other unusual expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Capital expenditures as a percentage of Adjusted EBITDA” is defined as capital expenditures divided by Adjusted EBITDA.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit facilities to determine compliance with the covenants contained in the Company’s credit agreement. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes that Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures as a percentage of Adjusted EBITDA are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its stockholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures, capital expenditures as a percentage of Adjusted EBITDA and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies.

About Cable One

Cable One, Inc. (NYSE: CABO) is a leading broadband communications provider serving more than 950,000 residential and business customers in 21 states through its Sparklight® and Clearwave™ brands. Sparklight provides consumers with a wide array of connectivity and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Sparklight Business and Clearwave provide scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

Contacts

Trish Niemann	Steven Cochran
Senior Director, Corporate Communications	Senior Vice President and Chief Financial Officer
602-364-6372	investor_relations@cableone.biz
patricia.niemann@cableone.biz

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the Company’s industry, business, strategy, acquisitions and strategic investments, dividend policy, financial results and financial condition as well as anticipated impacts from the COVID-19 pandemic on the Company and future responses. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by the Company or on its behalf. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors, which are discussed in the Company’s latest Annual Report on Form 10-K and the Third Quarter 2020 Form 10-Q as filed with the SEC:

●	the duration and severity of the COVID-19 pandemic and its effects on the Company’s business, financial condition, results of operations and cash flows;
●	rising levels of competition from historical and new entrants in the Company’s markets;
●	recent and future changes in technology;
●	the Company’s ability to continue to grow its business services products;
●	increases in programming costs and retransmission fees;
●	the Company’s ability to obtain hardware, software and operational support from vendors;
●	the effects of any acquisitions and strategic investments by the Company;
●

risks relating to the Company’s initial minority ownership position in MBI, including its ability to appoint only a minority of members of the board of managers of MBI, the fact that the managers of MBI will not owe the same fiduciary duties to the Company that directors of a corporation would owe to shareholders, and the limited category of transactions for which the Company’s consent will be needed under MBI’s operating agreement;

●

uncertainties related to the exercise of the call option or the put option in the MBI investment, including the Company’s ability to finance the purchase of the remaining membership interests in MBI on terms acceptable to the Company or at all;

●	risks that the Company’s rebranding may not produce the benefits expected;
●	damage to the Company’s reputation or brand image;
●	risks that the implementation of the Company’s new enterprise resource planning system disrupts business operations;
●	adverse economic conditions;
●	the integrity and security of the Company’s network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	the Company’s failure to obtain necessary intellectual and proprietary rights to operate its business and the risk of intellectual property claims and litigation against the Company;
●	the Company’s ability to retain key employees;
●	legislative or regulatory efforts to impose network neutrality and other new requirements on the Company’s data services;
●	additional regulation of the Company’s video and voice services;
●	the Company’s ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local governmental franchising authority and broadcast carriage regulations;
●	the potential adverse effect of the Company’s level of indebtedness on its business, financial condition or results of operations and cash flows;
●	the restrictions the terms of the Company’s indebtedness place on its business and corporate actions;
●	the possibility that interest rates will rise, causing the Company’s obligations to service its variable rate indebtedness to increase significantly;
●	the Company’s ability to incur future indebtedness, including the expected timing for closing of the Notes Offering;
●	fluctuations in the Company’s stock price;
●	the Company’s ability to continue to pay dividends;
●	dilution from equity awards and potential stock issuances;
●	provisions in the Company’s charter, by-laws and Delaware law that could discourage takeovers and limit the judicial forum for certain disputes and the liabilities for directors; and
●

the other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including but not limited to its latest Annual Report on Form 10-K and the Third Quarter 2020 Form 10-Q as filed with the SEC.

Any forward-looking statements made by the Company in this communication speak only as of the date on which they are made. The Company is under no obligation, and expressly disclaims any obligation, except as required by law, to update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,
(dollars in thousands, except per share data)	2020	2019	$ Change	% Change
Revenues:
Residential data	$174,527	$134,320	$40,207	29.9%
Residential video	83,553	80,999	2,554	3.2%
Residential voice	11,490	10,254	1,236	12.1%
Business services	59,441	50,662	8,779	17.3%
Other	9,951	8,756	1,195	13.6%
Total Revenues	338,962	284,991	53,971	18.9%
Costs and Expenses:
Operating (excluding depreciation and amortization)	107,303	94,898	12,405	13.1%
Selling, general and administrative	62,596	58,861	3,735	6.3%
Depreciation and amortization	71,421	48,737	22,684	46.5%
Loss on asset sales and disposals, net	1,511	2,362	(851)	(36.0)%
Total Costs and Expenses	242,831	204,858	37,973	18.5%
Income from operations	96,131	80,133	15,998	20.0%
Interest expense	(17,560)	(16,079)	(1,481)	9.2%
Other income, net	3,231	1,582	1,649	104.2%
Income before income taxes	81,802	65,636	16,166	24.6%
Income tax provision	15,515	15,801	(286)	(1.8)%
Net income	$66,287	$49,835	$16,452	33.0%

Net Income per Common Share:
Basic	$11.04	$8.77	$2.27	25.9%
Diluted	$10.96	$8.68	$2.28	26.3%
Weighted Average Common Shares Outstanding:
Basic	6,001,561	5,682,167	319,394	5.6%
Diluted	6,050,415	5,741,666	308,749	5.4%

Unrealized gain (loss) on cash flow hedges and other, net of tax	$5,807	$(28,066)	$33,873	(120.7)%
Comprehensive income	$72,094	$21,769	$50,325	231.2%

CABLE ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands, except par values)	September 30, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$625,332	$125,271
Accounts receivable, net	50,176	38,452
Income taxes receivable	43,024	2,146
Prepaid and other current assets	21,263	15,619
Total Current Assets	739,795	181,488
Equity method investment	25,250	-
Property, plant and equipment, net	1,244,264	1,201,271
Intangible assets, net	1,298,226	1,312,381
Goodwill	434,876	429,597
Other noncurrent assets	84,397	27,094
Total Assets	$3,826,808	$3,151,831

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$167,754	$136,993
Deferred revenue	25,439	23,640
Current portion of long-term debt	33,350	28,909
Total Current Liabilities	226,543	189,542
Long-term debt	1,688,973	1,711,937
Deferred income taxes	322,155	303,314
Interest rate swap liability	176,409	78,612
Other noncurrent liabilities	28,329	26,857
Total Liabilities	2,442,409	2,310,262

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 6,175,399 and 5,887,899 shares issued; and 6,024,029 and 5,715,377 shares outstanding as of September 30, 2020 and December 31, 2019, respectively)	62	59
Additional paid-in capital	531,508	51,198
Retained earnings	1,137,010	980,355
Accumulated other comprehensive loss	(156,435)	(68,158)
Treasury stock, at cost (151,370 and 172,522 shares held as of September 30, 2020 and December 31, 2019, respectively)	(127,746)	(121,885)
Total Stockholders' Equity	1,384,399	841,569
Total Liabilities and Stockholders' Equity	$3,826,808	$3,151,831

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Net income	$66,287	$49,835	$16,452	33.0%
Net profit margin	19.6%	17.5%

Plus: Interest expense	$17,560	$16,079	$1,481	9.2%
Income tax provision	15,515	15,801	(286)	(1.8)%
Depreciation and amortization	71,421	48,737	22,684	46.5%
Equity-based compensation	3,867	3,058	809	26.5%
Severance expense	-	37	(37)	(100.0)%
Loss on deferred compensation	93	41	52	126.8%
Acquisition-related costs	563	1,228	(665)	(54.2)%
Loss on asset sales and disposals, net	1,511	2,362	(851)	(36.0)%
System conversion costs	248	1,114	(866)	(77.7)%
Rebranding costs	517	3,246	(2,729)	(84.1)%
Other income, net	(3,231)	(1,582)	(1,649)	104.2%
Adjusted EBITDA	$174,351	$139,956	$34,395	24.6%
Adjusted EBITDA margin	51.4%	49.1%

Less: Capital expenditures	$74,578	$65,836	$8,742	13.3%
Capital expenditures as a percentage of net income	112.5%	132.1%
Capital expenditures as a percentage of Adjusted EBITDA	42.8%	47.0%

Adjusted EBITDA less capital expenditures	$99,773	$74,120	$25,653	34.6%

	Three Months Ended September 30,
(dollars in thousands)	2020	2019	$ Change	% Change
Net cash provided by operating activities	$126,785	$122,691	$4,094	3.3%
Capital expenditures	(74,578)	(65,836)	(8,742)	13.3%
Interest expense	17,560	16,079	1,481	9.2%
Amortization of debt issuance costs	(1,118)	(1,118)	-	0.0%
Income tax provision	15,515	15,801	(286)	(1.8)%
Changes in operating assets and liabilities	34,418	(6,516)	40,934	NM
Increase in deferred income taxes	(16,999)	(11,065)	(5,934)	53.6%
Loss on deferred compensation	93	41	52	126.8%
Acquisition-related costs	563	1,228	(665)	(54.2)%
Severance expense	-	37	(37)	(100.0)%
System conversion costs	248	1,114	(866)	(77.7)%
Rebranding costs	517	3,246	(2,729)	(84.1)%
Other income, net	(3,231)	(1,582)	(1,649)	104.2%
Adjusted EBITDA less capital expenditures	$99,773	$74,120	$25,653	34.6%

NM = Not meaningful.

CABLE ONE, INC.
OPERATING STATISTICS
(Unaudited)

	As of September 30,		Change
(in thousands, except percentages and ARPU data)	2020	2019	Amount	%
Homes Passed	2,355	2,140	215	10.0%

Residential Customers	897	744	153	20.5%

Data PSUs	784	619	165	26.7%
Video PSUs	263	283	(20)	(7.1)%
Voice PSUs	96	91	4	4.9%
Total residential PSUs	1,143	993	150	15.1%

Business Customers	87	77	10	12.4%

Data PSUs	81	70	11	16.2%
Video PSUs	14	15	(1)	(7.5)%
Voice PSUs	36	30	6	20.3%
Total business services PSUs	131	115	16	14.2%

Total Customers	984	821	162	19.8%
Total non-video	699	523	176	33.7%
Percent of total	71.1%	63.7%

Data PSUs	866	689	177	25.6%
Video PSUs	277	298	(21)	(7.1)%
Voice PSUs	132	121	11	8.7%
Total PSUs	1,274	1,108	166	15.0%

Penetration
Data	36.8%	32.2%		4.6%
Video	11.8%	13.9%		(2.1)%
Voice	5.6%	5.7%		(0.1)%

Share of Third Quarter Revenues
Residential data	51.5%	47.1%		4.4%
Business services	17.5%	17.8%		(0.3)%
Total	69.0%	64.9%		4.1%

ARPU - Third Quarter
Residential data(1)	$74.69	$72.09	$2.60	3.6%
Residential video(1)	$102.72	$93.42	$9.30	10.0%
Residential voice(1)	$39.17	$36.85	$2.32	6.3%
Business services(2)	$229.10	$219.92	$9.18	4.2%

Note:	All totals, percentages and year-over-year changes are calculated using exact numbers. Minor differences may exist due to rounding.
(1)

Average monthly revenue per unit (“ARPU”) values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three, except that for any new PSUs added as a result of an acquisition occurring during the period, the associated ARPU values represent the applicable residential service revenues (excluding installation and activation fees) divided by the pro-rated average number of PSUs during such period.

(2)

ARPU values represent quarterly business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three, except that for any new business customer relationships added as a result of an acquisition occurring during the period, the associated ARPU values represent business services revenues divided by the pro-rated average number of business customer relationships during such period.